SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)

AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. ______)*

RetailMeNot, Inc.
(Name of Issuer)

Series 1 Common Stock
(Title of Class of Securities)

76132B106
(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 19

CUSIP # 76132B106	Page 2 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Austin Ventures IX, L.P. (“AV IX”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,998,418 shares, except that AV Partners IX, L.P. (“AVP IX LP”), the general partner of AV IX, and AV Partners IX, L.L.C. (AVP IX LLC”), the general partner of AVP IX LP, may be deemed to have sole power to vote these shares, and Joseph C. Aragona (“Aragona”), C. Thomas Ball (“Ball”), Kenneth P. DeAngelis (“DeAngelis”), Christopher A. Pacitti (“Pacitti”), Philip S. Siegel (“Siegel”) and John D. Thornton (“Thornton”), who are members of or are associated with AVP IX LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,998,418 shares, except that AVP IX LP, the general partner of AV IX, and AVP IX LLC, the general partner of AVP IX LP, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP IX LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,998,418
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8%
12	TYPE OF REPORTING PERSON PN

CUSIP # 76132B106	Page 3 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,998,418 shares, all of which are directly owned by AV IX. AVP IX LP, the general partner of AV IX, may be deemed to have the sole power to vote these shares, except that AVP IX LLC, the general partner of AVP IX LP, may be deemed to have sole power to vote these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP IX LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,998,418 shares, all of which are directly owned by AV IX. AVP IX LP, the general partner of AV IX, may be deemed to have the sole power to dispose of these shares, except that AVP IX LLC, the general partner of AVP IX LP, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP IX LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,998,418
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8%
12	TYPE OF REPORTING PERSON PN

CUSIP # 76132B106	Page 4 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners IX, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,998,418 shares, all of which are directly owned by AV IX. AVP IX LLC, the general partner of AVP IX LP, may be deemed to have the sole power to vote these shares, except that AVP IX LP, the general partner of AV IX, may be deemed to have sole power to vote these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP IX LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,998,418 shares, all of which are directly owned by AV IX. AVP IX LLC, the general partner of AVP IX LP, may be deemed to have the sole power to dispose of these shares, except that AVP IX LP, the general partner of AV IX, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP IX LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,998,418
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8%
12	TYPE OF REPORTING PERSON OO

CUSIP # 76132B106	Page 5 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Austin Ventures X, L.P. (“AV X”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,629,745 shares, except that AV Partners X, L.P. (“AVP X LP”), the general partner of AV X, and AV Partners X, L.L.C. (“AVP X LLC”), the general partner of AVP X LP, may be deemed to have sole power to vote these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,629,745 shares, except that AVP X LP, the general partner of AV X, and AVP X LLC, the general partner of AVP X LP, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,629,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON PN

CUSIP # 76132B106	Page 6 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,629,745 shares, all of which are directly owned by AV X. AVP X LP, the general partner of AV X, may be deemed to have the sole power to vote these shares, except that AVP X LLC, the general partner of AVP X LP, may be deemed to have sole power to vote these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,629,745 shares, all of which are directly owned by AV X. AVP X LP, the general partner of AV X, may be deemed to have the sole power to dispose of these shares, except that AVP X LLC, the general partner of AVP X LP, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,629,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON PN

CUSIP # 76132B106	Page 7 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners X, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,629,745 shares, all of which are directly owned by AV X. AVP X LLC, the general partner of AVP X LP, may be deemed to have the sole power to vote these shares, except that AVP X LP, the general partner of AV X, may be deemed to have sole power to vote these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,629,745 shares, all of which are directly owned by AV X. AVP X LLC, the general partner of AVP X LP, may be deemed to have the sole power to dispose of these shares, except that AVP X LP, the general partner of AV X, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,629,745
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON OO

CUSIP # 76132B106	Page 8 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph C. Aragona
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. Aragona is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. Aragona is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 20.7%
12	TYPE OF REPORTING PERSON IN

CUSIP # 76132B106	Page 9 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth P. DeAngelis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. DeAngelis is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. DeAngelis is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 20.7%
12	TYPE OF REPORTING PERSON IN

CUSIP # 76132B106	Page 10 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Christopher A. Pacitti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. Pacitti is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. Pacitti is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 20.7%
12	TYPE OF REPORTING PERSON IN

CUSIP # 76132B106	Page 11 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Philip S. Siegel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. Siegel is associated with AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. Siegel is associated with AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 20.7%
12	TYPE OF REPORTING PERSON IN

CUSIP # 76132B106	Page 12 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John D. Thornton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. Thornton is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. Thornton is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 20.7%
12	TYPE OF REPORTING PERSON IN

CUSIP # 76132B106	Page 13 of 24

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON C. Thomas Ball
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. Ball is associated with AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and associated with AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		9,628,163 shares, of which 4,998,418 are directly owned by AV IX and 4,629,745 are directly owned by AV X. Ball is associated with AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and associated with AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 20.7%
12	TYPE OF REPORTING PERSON IN

CUSIP # 76132B106	Page 14 of 24

ITEM 1(A).	NAME OF ISSUER

RetailMeNot, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

301 Congress Avenue, Suite 700

Austin, Texas 78701

ITEM 2(A).	NAME OF PERSONS FILING

This Statement is filed by Austin Ventures IX, L.P., a Delaware limited partnership (“AV IX”), AV Partners IX, L.P., a Delaware limited partnership (“AVP IX LP”), AV Partners IX, L.L.C., a Delaware limited liability company (“AVP IX LLC”), Austin Ventures X, L.P., a Delaware limited partnership (“AV X”), AV Partners X, L.P., a Delaware limited partnership (“AVP X LP”), AV Partners X, L.L.C., a Delaware limited liability company (“AVP X LLC”), Joseph C. Aragona (“Aragona”), C. Thomas Ball (“Ball”), Kenneth P. DeAngelis (“DeAngelis”), Christopher A. Pacitti (“Pacitti”), Philip S. Siegel (“Siegel”) and John D. Thornton (“Thornton”). Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton are members of or are associated with AVP IX LLC. Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton are members of or are associated with AVP X LLC. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

AVP IX LP, the general partner of AV IX, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV IX. AVP IX LLC, the general partner of AVP IX LP, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV IX. AVP X LP, the general partner of AV X, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV X. AVP X LLC, the general partner of AVP X LP, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV X. Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton are members of or are associated with AVP IX LLC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV IX. Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton are members of or are associated with AVP X LLC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV X.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

c/o Austin Ventures

300 West Sixth Street, Suite 2300

Austin, Texas 78701

ITEM 2(C).	CITIZENSHIP

AV IX, AVP IX LP, AV X and AVP X LP are Delaware limited partnerships. AVP IX LLC and AVP X LLC are Delaware limited liability companies. Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton are United States citizens.

ITEM 2(D) AND (E).	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Series 1 Common Stock

CUSIP # 76132B106

CUSIP # 76132B106	Page 15 of 24

ITEM 3.	Not Applicable.

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the Series 1 Common Stock of the issuer by the person filing this Statement is provided as of December 31, 2013.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Under certain circumstances set forth in the limited partnership agreements of AV IX and AV X, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

CUSIP # 76132B106	Page 16 of 24

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATION

Not applicable.

CUSIP # 76132B106	Page 17 of 24

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2014

AUSTIN VENTURES IX, L.P.	/s/ Kevin Kunz
By AV Partners IX, L.P.,	Signature
Its General Partner
By AV Partners IX, L.L.C.	Kevin Kunz
Its General Partner	Chief Financial Officer/Attorney-In-Fact

AV PARTNERS IX, L.P.	/s/ Kevin Kunz
By AV Partners IX, L.L.C.	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS IX, L.L.C.	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES X, L.P.	/s/ Kevin Kunz
By AV Partners X, L.P.,	Signature
Its General Partner
By AV Partners X, L.L.C.,	Kevin Kunz
Its General Partner	Chief Financial Officer/Attorney-In-Fact

AV PARTNERS X, L.P.	/s/ Kevin Kunz
By AV Partners X, L.L.C.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS X, L.L.C.	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 76132B106	Page 18 of 24

JOSEPH C. ARAGONA	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

C. THOMAS BALL	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

KENNETH P. DeANGELIS	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CHRISTOPHER A. PACITTI	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

PHILIP S. SIEGEL	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JOHN D. THORNTON	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 76132B106	Page 19 of 24

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	20

Exhibit B: Power of Attorney	22

CUSIP # 76132B106	Page 20 of 24

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the series 1 common stock of the Issuer shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated: February 12, 2014

AUSTIN VENTURES IX, L.P.	/s/ Kevin Kunz
By AV Partners IX, L.P.,	Signature
Its General Partner
By AV Partners IX, L.L.C.	Kevin Kunz
Its General Partner	Chief Financial Officer/Attorney-In-Fact

AV PARTNERS IX, L.P.	/s/ Kevin Kunz
By AV Partners IX, L.L.C.	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS IX, L.L.C.	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES X, L.P.	/s/ Kevin Kunz
By AV Partners X, L.P.,	Signature
Its General Partner
By AV Partners X, L.L.C.,	Kevin Kunz
Its General Partner	Chief Financial Officer/Attorney-In-Fact

AV PARTNERS X, L.P.	/s/ Kevin Kunz
By AV Partners X, L.L.C.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 76132B106	Page 21 of 24

AV PARTNERS X, L.L.C.	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

C. THOMAS BALL	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

KENNETH P. DeANGELIS	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CHRISTOPHER A. PACITTI	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

PHILIP S. SIEGEL	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JOHN D. THORNTON	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 76132B106	Page 22 of 24

EXHIBIT B

Power of Attorney

Each of the undersigned individuals (collectively, the “Reporting Persons”) hereby authorizes and designates Kevin Kunz, or, with respect to any such undersigned individual, such other person or entity as is designated in writing by such undersigned individual, (the “Designated Filer”) as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the “Act”) and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the “Exchange Act”) (collectively, the “Reports”) with respect to each Reporting Person’s ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the “Companies”).

Each Reporting Person hereby further authorizes and designates Kevin Kunz (the “Authorized Signatory”) to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person’s ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person’s responsibilities to comply with the Act or the Exchange Act.

February 12, 2014	By:	/s/ Joseph C. Aragona
Joseph C. Aragona

February 12, 2014	By:	/s/ C. Thomas Ball
C. Thomas Ball

February 12, 2014	By:	/s/ Kenneth P. DeAngelis
Kenneth P. DeAngelis

February 12, 2014	By:	/s/ Christopher A. Pacitti
Christopher A. Pacitti

February 12, 2014	By:	/s/ Philip S. Siegel
Philip S. Siegel

February 12, 2014	By:	/s/ John D. Thornton
John D. Thornton

CUSIP # 76132B106	Page 23 of 24

Power of Attorney

Each of the undersigned entities and individuals (collectively, the “Reporting Persons”) hereby authorizes and designates AV Partners IX, L.L.C. or such other person or entity as is designated in writing by Kenneth P. DeAngelis (the “Designated Filer”) as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the “Act”) and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the “Exchange Act”) (collectively, the “Reports”) with respect to each Reporting Person’s ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the “Companies”).

Each Reporting Person hereby further authorizes and designates Kevin Kunz (the “Authorized Signatory”) to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person’s ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person’s responsibilities to comply with the Act or the Exchange Act.

February 12, 2014	AV PARTNERS IX, L.L.C.,
a Delaware Limited Liability Company

	By:	/s/ Kenneth P. DeAngelis
Member

February 12, 2014	AV PARTNERS IX, L.P.,
a Delaware Limited Partnership

	By:	AV Partners IX, L.L.C.,
Its General Partner

	By:	/s/ Kenneth P. DeAngelis
Member

February 12, 2014	AUSTIN VENTURES IX, L.P.,
a Delaware Limited Partnership

	By:	AV Partners IX, L.P.,
Its General Partner

	By:	AV Partners IX, L.L.C.,
Its General Partner

	By:	/s/ Kenneth P. DeAngelis
Member

CUSIP # 76132B106	Page 24 of 24

Power of Attorney

Each of the undersigned entities and individuals (collectively, the “Reporting Persons”) hereby authorizes and designates AV Partners X, L.L.C. or such other person or entity as is designated in writing by Kenneth P. DeAngelis (the “Designated Filer”) as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the “Act”) and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the “Exchange Act”) (collectively, the “Reports”) with respect to each Reporting Person’s ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the “Companies”).

Each Reporting Person hereby further authorizes and designates Kevin Kunz (the “Authorized Signatory”) to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person’s ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person’s responsibilities to comply with the Act or the Exchange Act.

February 12, 2014	AV PARTNERS X, L.L.C.,
a Delaware Limited Liability Company

	By:	/s/ Kenneth P. DeAngelis
Member

February 12, 2014	AV PARTNERS X, L.P.,
a Delaware Limited Partnership

	By:	AV Partners X, L.L.C.,
Its General Partner

	By:	/s/ Kenneth P. DeAngelis
Member

February 12, 2014	AUSTIN VENTURES X, L.P.,
a Delaware Limited Partnership

	By:	AV Partners X, L.P.,
Its General Partner

	By:	AV Partners X, L.L.C.,
Its General Partner

	By:	/s/ Kenneth P. DeAngelis
Member